Exhibit 99.1
FOR IMMEDIATE RELEASE	Contacts:	Jeffrey P. Oldenkamp
February 8, 2018		Chief Financial Officer
Hawkins, Inc.		612/331-6910
2381 Rosegate		Jeff.Oldenkamp@HawkinsInc.com
Roseville, MN 55113

HAWKINS, INC. REPORTS
THIRD QUARTER FISCAL 2018 RESULTS

Minneapolis, MN, February 8, 2018 – Hawkins, Inc. (Nasdaq: HWKN) today announced third quarter results for fiscal 2018. Sales of $118.1 million for the three months ended December 31, 2017 represented an increase of 5.1% from $112.4 million for the same period of the prior year. Net income was $17.1 million, or $1.61 per diluted share, compared to net income of $3.6 million, or $0.34 per diluted share, for the same period in fiscal 2017. Net income for the current period included $14.3 million of income tax benefits, or approximately $1.34 per diluted share, recorded as a result of the Tax Cuts and Jobs Act (the Act”) which was signed into law on December 22, 2017 and discussed in more detail below. Net income for the three months ended December 31, 2017 adjusted for the impact of these tax benefits was $2.8 million, or $0.27 per diluted share.

For the nine months ended December 31, 2017, Hawkins reported sales of $377.2 million as compared to $365.0 million for the same period of the prior year. Net income for the first nine months of fiscal 2018 was $28.2 million, or $2.65 per fully diluted share, compared to $18.3 million, or $1.73 per fully diluted share, for the same period of fiscal 2017. Net income for the current year included a $13.2 million income tax benefit, or approximately $1.24 per diluted share, recorded as a result of the Act. Net income for the nine months ended December 31, 2017 adjusted for the impact of this tax benefit was $15.0 million, or $1.41 per diluted share.

“During the third quarter we were pleased to see stabilization in raw material costs and increased selling prices for our products. Both our Industrial and Water Treatment segments had continued year-over-year revenue growth, with the year-over-year decline in Industrial gross profit dollars being much less than in each of the first two quarters of the year,” said Patrick Hawkins, Chief Executive Officer and President. “In our Health and Nutrition segment, sales and margins of distributed products continued to grow; however, reduced sales of manufactured products negatively impacted the overall results. We are addressing these shortfalls by eliminating inefficiencies and focusing on plant core competencies. In addition, we are making a leadership change and Dan Stauber, who has more than 30 years experience with this business, will be re-assuming leadership of the Stauber organization as the Vice President of Health and Nutrition.”

Mr. Hawkins continued, “Fiscal 2018 has been a challenging year with raw material cost increases and competitive pressures limiting our ability to pass the full increase onto our customers, but it has resulted in the entire organization continuing to be very cost-focused while ensuring we deliver best-in-class service to our customers. This is having a direct, positive impact on our results of operations. Last quarter I stated that our results were negatively impacted by investments we had made to facilitate future growth in all parts of our Company, and to comply with increased customer and regulatory requirements. Those incremental investments are behind us, and our quarter- and year-to-date selling, general and administrative expenses were lower than the same period in the previous year. In addition, our operational overhead costs, while still higher year-over-year, were significantly lower on a comparative basis than the first two quarters of fiscal 2018.”

For the third quarter of fiscal 2018, sales increased 5.1% to $118.1 million from the prior year. Industrial segment sales were $60.3 million, an increase of $3.3 million, or 5.7%, from the same period of the prior year. Overall sales volumes decreased slightly, while sales dollars increased due to additional sales of certain specialty products with higher per-unit selling prices and higher selling prices on certain other products driven by cost increases on one of our major commodities. Water Treatment segment sales were $30.9 million for the most recent quarter, an increase of $2.8 million, or 9.9%, from the same period of the prior year. Sales dollars increased as a result of increased sales across many product lines. Sales for our Health and Nutrition segment were $26.9 million, a decrease of $0.3 million, or 1.2%, from the same period of the prior year. Increased sales of distributed products were offset by decreased sales of our manufactured products. The decline in sales of our manufactured products was due to reduced demand from certain customers and temporarily refocused efforts as we made investments to upgrade the facility to generate future growth.

Company-wide gross profit for the third quarter of fiscal 2018 was $18.8 million, or 16.0% of sales, a decrease of $2.1 million from $20.9 million, or 18.6% of sales, for the same period of the prior year. The current year increase in the LIFO reserve reduced gross profit by $1.1 million year over year as a result of raw material cost increases and projected increases in year-end inventory levels. Gross profit was further negatively impacted by competitive pricing pressures and decreased sales of manufactured product in our Health & Nutrition segment.

Gross profit for the Industrial segment was $7.1 million, or 11.8% of sales, for the quarter, a decrease of $1.3 million from $8.4 million, or 14.7% of sales, for the same period of the prior year. Raw material cost increases negatively impacted the quarter with the LIFO method of valuing inventory decreasing gross profit by $0.5 million in the current year while increasing gross profit by $0.3 million for the same period of the prior year. Although we were able to address increased costs on one of our major commodities through higher selling prices, competitive pricing pressures limited our ability to pass all cost increases on to our customers, driving the lower year-over-year gross profit and gross profit percentage.
Gross profit for the Water Treatment segment was $7.4 million, or 24.0% of sales, for the three months ended December 31, 2017, compared to $7.2 million, or 25.8% of sales, for the same period of the prior year. Raw material cost increases negatively impacted the quarter with the LIFO method of valuing inventory decreasing gross profit by $0.1 million in the current year, while it increased gross profit by $0.1 million in the previous year. In spite of the negative year-over-year LIFO impact, gross profit increased as a result of increased sales volumes compared to a year ago. Gross profit as a percentage of sales decreased compared to a year ago due to the LIFO impact as well as a product mix shift.
Gross profit for our Health and Nutrition segment was $4.4 million, or 16.2% of sales, for the third quarter of fiscal 2018 compared to $5.3 million, or 19.5% of sales, for the same period of the prior year. Gross profit and gross profit as a percentage of sales declined primarily as a result of lower sales of our manufactured products, which typically carry higher per-unit margins than distributed products, as compared to a year ago.

Company-wide SG&A expenses were $14.1 million, or 12.0% of sales, for the quarter, compared to $14.9 million, or 13.3% of sales, for the same period of the prior year. SG&A costs were lower in all segments as a result of cost management efforts, including delaying or suspending the filling of open positions as well as a decline in certain other variable expenses.

We recorded an income tax benefit of $13.3 million for the three months ended December 31, 2017 compared to income tax expense of $1.8 million for the three months ended January 1, 2017. The year-over-year change was a result of the Act. The Act includes a number of provisions, including the lowering of the U.S. corporate tax rate from 35% to 21%, effective January 1, 2018. Because our fiscal 2018 ends April 1, 2018, our tax provision for the current year was calculated utilizing a blended statutory federal rate of 31.5%. In future years, we expect our statutory federal rate to be 21%. We expect the benefit of the Act's federal rate change to improve our net income by approximately $3 million annually and our effective tax rate to be 27% to 29% in future fiscal years. Under generally accepted accounting principles, deferred tax assets and liabilities are required to be revalued during the period in which new tax legislation is enacted. As such, during the three months ended December 31, 2017, we revalued our net deferred tax liabilities to reflect the impact of the Act and recorded a one-time benefit of $13.2 million, or $1.24 per diluted share. We recorded an additional benefit in the current quarter of $1.1 million, or $0.10 per diluted share, to reflect previous year-to-date earnings that were booked at our previously higher effective tax rate at our new lower projected rate. As a result of these adjustments, our effective tax rate for the three months ended December 31, 2017 was not meaningful. Our effective income tax rate was 33.8% for the three months ended January 1, 2017. The effective tax rate is impacted by projected levels of annual taxable income, permanent items, and state taxes.

Adjusted EBITDA, a non-GAAP financial measure, is an important performance indicator and a key compliance measure under the terms of our credit agreement. An explanation of the computation of adjusted EBITDA is presented below. Adjusted EBITDA for the three months ended December 31, 2017 was $10.5 million, a decrease of $1.3 million, or 11%, from adjusted EBITDA of $11.7 million for the same period in the prior year. The decrease was due to the combined impact of reduced gross profit in our Industrial and Health and Nutrition segments, offset slightly by the favorable year-over-year results in our Water Treatment segment.

About Hawkins, Inc.

Hawkins, Inc. distributes, blends and manufactures bulk and specialty chemicals and other health and nutrition products for its customers in a wide variety of industries. Headquartered in Roseville, Minnesota, and with 41 facilities in 19 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.

Reconciliation of Non-GAAP Financial Measure
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). Because adjusted EBITDA is an important performance indicator and a key compliance measure under our credit agreement, we are providing this financial measure which is not computed according to GAAP. This financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses this non-GAAP financial measure internally to understand, manage and evaluate our business and to make operating decisions. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.
We define adjusted EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position; income tax expense; non-cash expenses including amortization of intangibles, depreciation, and charges for the employee stock purchase plan and restricted stock grants; and acquisition costs, if applicable.
A reconciliation of each non-GAAP financial measure used in this release to its most directly comparable financial measure calculated in accordance with GAAP is presented below:

	Three Months Ended
	December 31, 2017		January 1, 2017
(In thousands, except share and per share data)	Net Income	Diluted earnings per share (1)	Net Income	Diluted earnings per share (2)
As Reported (GAAP)	$17,143	$1.61	$3,551	$0.34
Revaluation of net deferred tax liabilities	(13,228)	(1.24)	—	—
Impact of lower effective tax rate on previously-recorded earnings	(1,078)	(0.10)	—	—
As Adjusted	$2,837	$0.27	$3,551	$0.34
(1) 10,648,232 shares used in calculating diluted earnings per share
(2) 10,595,140 shares used in calculating diluted earnings per share

	Nine Months Ended
	December 31, 2017		January 1, 2017
(In thousands, except share and per share data)	Net Income	Diluted earnings per share (3)	Net Income	Diluted earnings per share (4)
As Reported (GAAP)	$28,184	$2.65	$18,345	$1.73
Revaluation of net deferred tax liabilities	(13,228)	(1.24)	—	—
As Adjusted	$14,956	$1.41	$18,345	$1.73
(3) 10,641,578 shares used in calculating diluted earnings per share
(4) 10,592,550 shares used in calculating diluted earnings per share

Adjusted EBITDA	Three Months Ended		Nine Months Ended
(In thousands)	December 31, 2017	January 1, 2017	December 31, 2017	January 1, 2017
Net Income (GAAP)	$17,143	$3,551	$28,184	$18,345
Interest expense	857	634	2,423	1,977
Income tax expense (benefit)	(13,299)	1,811	(6,386)	10,925
Amortization of intangibles	1,424	1,521	4,280	4,564
Depreciation expense	3,985	3,648	12,478	10,889
Non-cash compensation expense	362	576	1,209	1,650
Stauber acquisition expenses	—	—	—	61
Adjusted EBITDA	$10,472	$11,741	$42,188	$48,411

Forward-Looking Statements

Various remarks in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those relating to the impact of the acquisition and other investments on our business operations and financial condition. These statements are not historical facts, but rather are based on our current expectations, estimates and projections, and our beliefs and assumptions. Forward-looking statements may be identified by terms, including “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “predict,” “should,” or “will” or the negative of these terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual results may vary materially from those contained in forward-looking statements based on a number of factors, including, but not limited to, our ability to maintain and integrate the acquired business, changes in competition and price pressure as a result of the pending acquisition or changes to our business resulting from the completed acquisition, changes in demand and customer requirements or processes for our products, interruptions in production resulting from hazards, transportation limitations or other extraordinary events outside our control that may negatively impact our business or the supply chains in which we participate, our pretax income in future periods, changes in federal and state tax laws and interpretations, and our ability to consummate and successfully integrate other future acquisitions. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended April 2, 2017, as updated from time to time in amendments and subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date hereof. We do not undertake any obligation to update any forward-looking statements.

HAWKINS, INC. REPORTS
THIRD QUARTER, FISCAL 2018 RESULTS

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended		Nine Months Ended
	December 31, 2017	January 1, 2017	December 31, 2017	January 1, 2017
Sales	$118,053	$112,351	$377,179	$364,975
Cost of sales	(99,213)	(91,439)	(308,225)	(288,815)
Gross profit	18,840	20,912	68,954	76,160
Selling, general and administrative expenses	(14,139)	(14,916)	(44,733)	(44,913)
Operating income	4,701	5,996	24,221	31,247
Interest expense, net	(857)	(634)	(2,423)	(1,977)
Income before income taxes	3,844	5,362	21,798	29,270
Income tax benefit (expense)	13,299	(1,811)	6,386	(10,925)
Net income	$17,143	$3,551	$28,184	$18,345

Weighted average number of shares outstanding - basic	10,609,078	10,538,328	10,599,232	10,529,259
Weighted average number of shares outstanding - diluted	10,648,232	10,595,140	10,641,578	10,592,550

Basic earnings per share	$1.62	$0.34	$2.66	$1.74
Diluted earnings per share	$1.61	$0.34	$2.65	$1.73

Cash dividends declared per common share	$—	$—	$0.44	$0.42